Gaston Federal Bancorp, Inc.
                              245 West Main Avenue
                                  P.O. Box 2249
                       Gastonia, North Carolina 28053-2249
                                 (704) 868-5200

                                    NOTICE OF
                         ANNUAL MEETING OF STOCKHOLDERS
                           To Be Held On May 13, 2002

         Notice is hereby given that the Annual Meeting of Stockholders (the "Annual Meeting") of Gaston Federal Bancorp, Inc. (the "Company") will be held at The City Club of Gastonia at 532 South New Hope Road, Gastonia, North Carolina 20854-4098 on May 13, 2002, at 4:30 p.m., Eastern Daylight Time.

         A Proxy Card and a Proxy Statement for the Annual Meeting are enclosed.

         The Annual Meeting is for the purpose of considering and acting upon:

         1.       The Election of four Directors to the Board of Directors;
         2. The approval of an amendment to the Company's Charter to change the name of the Company to Citizens South Banking Corporation;
         3. The ratification of the appointment of Cherry, Bekaert & Holland, L.L.P., as auditors for the Company for the fiscal year ending December 31, 2002; and

such other matters as may properly come before the Annual Meeting, or any adjournments thereof. The Board of Directors is not aware of any other business to come before the Annual Meeting.

         Any action may be taken on the foregoing proposals at the Annual Meeting on the date specified above, or on date or dates to which the Annual Meeting may be adjourned. Stockholders of record at the close of business on March 29, 2002, are the stockholders entitled to vote at the Annual Meeting, and any adjournments thereof.

         EACH STOCKHOLDER, WHETHER HE OR SHE PLANS TO ATTEND THE ANNUAL MEETING, IS REQUESTED TO SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD WITHOUT DELAY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. ANY PROXY GIVEN BY THE STOCKHOLDER MAY BE REVOKED AT ANY TIME BEFORE IT IS EXERCISED. A PROXY MAY BE REVOKED BY FILING WITH THE SECRETARY OF THE COMPANY A WRITTEN REVOCATION OR A DULY EXECUTED PROXY BEARING A LATER DATE. ANY STOCKHOLDER PRESENT AT THE ANNUAL MEETING MAY REVOKE HIS OR HER PROXY AND VOTE PERSONALLY ON EACH MATTER BROUGHT BEFORE THE ANNUAL MEETING. HOWEVER, IF YOU ARE A STOCKHOLDER WHOSE SHARES ARE NOT REGISTERED IN YOUR OWN NAME, YOU WILL NEED ADDITIONAL DOCUMENTATION FROM YOUR RECORD HOLDER IN ORDER TO VOTE PERSONALLY AT THE ANNUAL MEETING.

                                             By Order of the Board of Directors


                                             /s/ Paul L. Teem, Jr.

Gastonia, North Carolina                     Paul L. Teem, Jr.
April 12, 2002                               Secretary


  IMPORTANT: THE PROMPT RETURN OF PROXIES WILL SAVE THE COMPANY THE EXPENSE OF
     FURTHER REQUESTS FOR PROXIES. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES.

                                 PROXY STATEMENT

                          Gaston Federal Bancorp, Inc.
                              245 West Main Avenue
                                  P.O. Box 2249
                       Gastonia, North Carolina 28053-2249
                                 (704) 868-5200


                         ANNUAL MEETING OF STOCKHOLDERS
                                  May 13, 2002

         This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Gaston Federal Bancorp, Inc. (the "Company") to be used at the Annual Meeting of Stockholders of the Company (the "Annual Meeting"), which will be held at The City Club of Gastonia at 532 South New Hope Road, Gastonia, North Carolina 20854-4098 on May 13, 2002, at 4:30 p.m., Eastern Daylight Time, and all adjournments of the Annual Meeting. The accompanying Notice of Annual Meeting of Stockholders and this Proxy Statement are first being mailed to stockholders on or about April 12, 2002.

--------------------------------------------------------------------------------
                              REVOCATION OF PROXIES
--------------------------------------------------------------------------------

         Stockholders who execute proxies in the form solicited hereby retain the right to revoke them in the manner described below. Unless so revoked, the shares represented by such proxies will be voted at the Annual Meeting and all adjournments thereof. Proxies solicited on behalf of the Board of Directors of the Company will be voted in accordance with the directions given thereon. Where no instructions are indicated, validly executed proxies will be voted "FOR" the proposals set forth in this Proxy Statement for consideration at the Annual Meeting.

         Proxies may be revoked by sending written notice of revocation to the Secretary of the Company, at the address shown above. The presence at the Annual Meeting of any stockholder who had returned a proxy shall not revoke such proxy unless the stockholder delivers his or her ballot in person at the Annual Meeting or delivers a written revocation to the Secretary of the Company prior to the voting of such proxy.

--------------------------------------------------------------------------------
                 VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF
--------------------------------------------------------------------------------

         Holders of record of the Company's common stock, par value $1.00 per share (the "Common Stock") as of the close of business on March 29, 2002 (the "Record Date") are entitled to one vote for each share then held. As of the Record Date, the Company had 4,209,434 shares of Common Stock issued and outstanding. The presence in person or by proxy of a majority of the outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum at the Annual Meeting. Directors are elected by a plurality of votes cast, without regard to either broker non-votes, or proxies as to which the authority to vote for the nominees being proposed is withheld. The affirmative vote of a majority of the shares outstanding and entitled to vote is necessary to approve the change to the Company's name; therefore, broker non-votes and proxies marked "ABSTAIN" will have the same effect as a vote against this proposal. The affirmative vote of holders of a majority of the total votes present at the Annual Meeting in person or by proxy is required for approval and ratification of Cherry, Bekaert & Holland, L.L.P., as the Company's auditors for the fiscal year ending December 31, 2002. Broker non-votes will not affect the vote on Proposal III.

         Persons and groups who beneficially own in excess of 5% of the Common Stock are required to file certain reports with the Securities and Exchange Commission (the "SEC") regarding such beneficial ownership. The following table sets forth, as of March 29, 2002, the shares of Common Stock beneficially owned by executive officers and directors as a group and by each person who was the beneficial owner of more than 5% of the Company's outstanding shares of Common Stock.

                                          Amount of Shares
                                          Owned and Nature     Percent of Shares
         Name and Address of               of Beneficial         of Common Stock
          Beneficial Owners                 Ownership(1)           Outstanding

Gaston Federal Holdings, MHC                  2,457,007              58.4%
245 West Main Avenue
P.O. Box 2249
Gastonia, North Carolina 28053-2249

Gaston Federal Holdings, MHC                  2,776,137              66.0%
and all Directors and Executive Officers as a Group(2) (12 persons)

(1) In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, a person is deemed to be the beneficial owner for purposes of this table, of any shares of Common Stock if he has shared voting or investment power with respect to such security, or has a right to acquire beneficial ownership at any time within 60 days from the date as of which beneficial ownership is being determined. As used herein, "voting power" is the power to vote or direct the voting of shares and "investment power" is the power to dispose or direct the disposition of shares, and includes all shares held directly as well as by spouses and minor children, in trust and other indirect ownership, over which shares the named individuals effectively exercise sole or shared voting or investment power.
(2) The business address of all Directors and Executive Officers is 245 West Main Avenue, P.O. Box 2249, Gastonia, North Carolina 28053-2249. Certain of the Company's executive officers and directors are also executive officers and directors of Gaston Federal Holdings, MHC (the "Mutual Holding Company").

--------------------------------------------------------------------------------
                        PROPOSAL I--ELECTION OF DIRECTORS
--------------------------------------------------------------------------------

         The Company's Board of Directors is currently composed of eight members. The Company's bylaws provide that approximately one-third of the Directors are to be elected annually. Directors of the Company are generally elected to serve for a three-year period and until their respective successors shall have been elected and shall qualify. Three directors will be elected at the Annual Meeting to serve for a three-year period and until their respective successors shall have been elected and shall qualify and one director will be elected to serve a for a two-year period and until his successor has been elected and shall qualify. The Board of Directors has nominated Martha B. Beal, James J. Fuller and Charles D. Massey to serve as Directors for three-year terms and has nominated Ronald E. Bostian to serve as Director for a two-year term.

         The table below sets forth certain information, as of March 29, 2002, regarding members of the Company's Board of Directors, including the terms of office of Board members. It is intended that the proxies solicited on behalf of the Board of Directors (other than proxies in which the vote is withheld as to a nominee) will be voted at the Meeting for the election of the nominees identified below. If the nominees are unable to serve, the shares represented by all such proxies will be voted for the election of such substitute as the Board of Directors may recommend. At this time, the Board of Directors knows of no reason why the nominees might be unable to serve, if elected. Except as indicated herein, there are no arrangements or understandings between the nominees and any other person pursuant to which such nominees were selected.

                                                                                           Shares
                          Position(s) Held With                Director       Current   Beneficially  Percent of
         Name                  the Company           Age       Since(1)    Term Expires Owned            Class

                                                      NOMINEES

Martha B. Beal                  Director             70          1993          2002      38,752 (2)        *
Ronald E. Bostian        Executive Vice President    64          2002          2002       1,235            *
                                Director
James J. Fuller                 Director             58          1972          2002      17,872 (2)        *
Charles D. Massey               Director             64          1971          2002      34,000 (2)        *

                                                OTHER BOARD MEMBERS

Senator David W. Hoyle          Chairman             63          1975          2003      53,836 (2)       1.3
Ben R. Rudisill, II           Vice Chairman          58          1977          2003      32,405 (2)        *
Eugene R. Matthews, II          Director             45          1998          2001      24,122 (2)        *
Kim S. Price             President, Chief Executive  46          1997          2001      48,128 (3)       1.1
                          Officer and Director

                                         EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

Gary F. Hoskins          Senior Vice President,      38           N/A           N/A      22,228 (4)        *
                          Treasurer, and Chief
                            Financial Officer
Paul L. Teem, Jr.        Executive Vice President,   54           N/A           N/A      38,982 (5)        *
                           Secretary, and Chief
                          Administrative Officer
Michael R. Maguire       Senior Vice President and   44           N/A           N/A       7,570 (6)        *
                          Chief Credit Officer
Vance B. Brinson, Jr.    Executive Vice President    55           N/A           N/A          --           --
                         and Chief Lending Officer

_____________________________
*      Less than 1%
(1) Includes initial appointment to the Board of Directors of Citizens South Bank (formerly Gaston Federal Bank) or its predecessors.
(2) Includes 7,000 shares underlying options awarded pursuant to the Bank's 1999 Stock Option Plan (the "Stock Option Plan"), which have vested.
(3) Includes 26,159 shares underlying options awarded pursuant to the Stock Option Plan, which have or will be vested within 60 days of March 29, 2002.
(4) Includes 9,139 shares underlying options awarded pursuant to the Stock Option Plan, which have or will be vested within 60 days of March 29, 2002.
(5) Includes 12,166 shares underlying options awarded pursuant to the Stock Option Plan, which have or will be vested within 60 days of March 29, 2002.
(6) Includes 6,000 shares underlying options awarded pursuant to the Stock Option Plan, which have or will be vested within 60 days of March 29, 2002.

Directors and Executive Officers

         The business experience for the past five years for each of the Company's directors and executive officers is as follows:

         Martha B. Beal was the Vice President, Secretary, Treasurer, and Financial Officer of Chelsea House, Inc., a manufacturer of decorative arts, accessories, and furniture, from 1973 until her retirement in 1998.

         Ronald E. Bostian is an Executive Vice President and Director of Citizens South Bank (the "Bank") and has served in those positions since the Company acquired Innes Street Financial Corporation and its wholly-owned subsidiary Citizens Bank, Inc., for which Mr. Bostian served as President and Chief Executive Officer from July 1, 1990 to December 31, 2001.

         James J. Fuller is the President of Mount Holly Furniture Company, Inc., and has served in that position since 1972.

         Charles D. Massey is the Managing Partner of Massey Properties, a real estate investment firm, and has served in that position since 1975. From 1957 to 2000, Mr. Massey also served in various positions with The Massey Company, Inc., a wholesale industrial distributor, from which he retired in December 2000 as Director of Information Services.

         Senator David W. Hoyle is a North Carolina State Senator and has served in that position since 1993. Prior to that, Senator Hoyle was a self-employed real estate developer and investor.

         Ben R. Rudisill, II is the President of Rudisill Enterprises, Inc., a wholesale beverage distributor, and has served in that position since 1976.

         Eugene R. Matthews, II is the Vice President and Regional Director of Stores of Belk, Inc., a department store chain, and has served in that position since 1998. From 1980 to 1998, Mr. Matthews served as Senior Vice President of Matthews-Belk Co., Inc., a department store chain.

          Kim S. Price is the President and Chief Executive Officer of the Bank and has served in that position since August 1997. From 1991 to 1997, Mr. Price served as Vice President for Loan Production for First National Bank of Shelby.

         Gary F. Hoskins has served as Senior Vice President, Treasurer, and Chief Financial Officer of the Bank since August 1997. Prior to that Mr. Hoskins served as a Senior Vice President, Secretary, Treasurer, and Chief Financial Officer of Cherryville Federal Savings and Loan Association from 1995 to 1997.

         Paul L. Teem, Jr. has served as Executive Vice President and Secretary of the Bank since 1983, and Chief Administrative Officer since November 2000.

         Michael R. Maguire has served as Senior Vice President and Chief Credit Officer of the Bank since May 1999. Prior to that Mr. Maguire served as a Vice President and in various executive capacities in the commercial banking functions of First Union National Bank of North Carolina from 1984 to May 1999.

         Vance B. Brinson, Jr. has served as Executive Vice President and Chief Lending Officer of the Bank since March 2002. Prior to that Mr. Brinson served as a Senior Vice President and in various executive capacities in the commercial banking functions of Wachovia Bank, N.A., from 1977 to March 2002.

Meetings and Committees of the Board of Directors

         General. The business of the Company is conducted at regular and special meetings of the full Board and its standing committees. The standing committees consist of the Executive and Audit Committees. The full Board of Directors acts as Nominating Committee for the Company. During the fiscal year ended December 31, 2001, the Board of Directors of the Company met at 14 regular meetings. No member of the Board or any committee thereof attended less than 75% of said meetings.

         Executive Committee. The Executive Committee consists of Directors Hoyle (who serves as Chairman), Rudisill, Matthews, and Price. The Executive Committee meets as necessary when the Board is not in session to exercise general control and supervision in all matters pertaining to the interests of the Company, subject at all times to the direction of the Board of Directors. The Executive Committee met 15 times during the fiscal year ended December 31, 2001.

         Audit Committee and Audit Committee Report. Each member of the Audit Committee is "independent" as defined in the listing standards of the National Association of Securities Dealers. The Audit Committee examines and approves the audit report prepared by the independent auditors of the Bank, reviews and recommends the independent auditors to be engaged by the Company, reviews the internal accounting controls of the Company, and reviews and approves internal audit policies and procedures. The Company's Board of Directors has adopted a written charter for the Audit Committee. The Audit Committee met four times during the fiscal year ended December 31, 2001.

         The Audit Committee has issued a report which states as follows:

         o We have reviewed and discussed with management the Company's audited consolidated financial statements for the fiscal year ended December 31, 2001;

         o We have discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No 61; and

         o We have received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees," and have discussed with the independent accountants their independence.

         o Based on the review and discussions referred to above, we recommend to the Board of Directors that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001.

         This report has been provided by the Audit Committee, which consists of Directors Massey (who serves as Chairman), Rudisill and Beal.

Employment Agreements

         The Bank has entered into an employment agreement with its President and Chief Executive Officer, Kim S. Price, which provides for a term of 36 months. On each anniversary date, the agreement may be extended for an additional 12 months, so that the remaining term shall be 36 months. If the agreement is not renewed, the agreement will expire 36 months following the anniversary date. At January 1, 2002, the base salary for Mr. Price was $150,000. The base salary may be increased but not decreased. In addition to the base salary, the agreement provides for, among other things, participation in stock benefit plans and other employee and fringe benefits applicable to executive personnel. The agreement provides for termination by the Bank for cause at any time. In the event the Bank terminates the executive's employment for reasons other than for cause, or in the event of the executive's resignation from the Bank upon (i) failure to re-elect the executive to his current offices,
(ii) a material change in the executive's functions, duties or responsibilities, or relocation of his principal place of employment by more than 30 miles, (iii) liquidation or dissolution of the Bank, or (iv) a breach of the agreement by the Bank, the executive, or in the event of death, his beneficiary, would be entitled to severance pay in an amount equal to three times the annual rate of Base Salary (which includes any salary deferred at the election of Mr. Price) at the time of termination, plus the highest annual cash bonus paid to him during the prior three years. The Bank would also continue the executive's life, health, dental and disability coverage for the remaining unexpired term of the agreement. In the event the payments to the executive would include an "excess parachute payment" as defined by Internal Revenue Code of 1986, as amended,
Section 280G (relating to payments made in connection with a change in control), the payments would be reduced in order to avoid having an excess parachute payment.

         The executive's employment may be terminated upon his attainment of normal retirement age (i.e., age 65) or in accordance with any retirement policy established by the Bank (with Mr. Price's consent with respect to him). Upon Mr. Price's retirement, he will be entitled to all benefits available to him under any retirement or other benefit plan maintained by the Bank. In the event of the executive's disability for a period of six months, the Bank may terminate the agreement provided that the Bank will be obligated to pay the executive his Base Salary for the remaining term of the agreement or one year, whichever is longer, reduced by any benefits paid to the executive pursuant to any disability insurance policy or similar arrangement maintained by the Bank. In the event of the executive's death, the Bank will pay his Base Salary to his named beneficiaries for one year following his death, and will also continue medical, dental, and other benefits to his family for one year.

         The employment agreement provides that, following termination of employment, the executive will not compete with the Bank for a period of one year, provided, however, that in the event of a termination in connection with a change in control within the meaning of Home Owners' Loan Act, as amended, and the rules and regulations thereunder, the noncompete provisions will not apply.

         The Bank has also entered into an employment agreement with Ronald E. Bostian, Executive Vice President, which provides for a term of 24 months. Within 30 days prior to the first anniversary date of the agreement, the Board will conduct a performance evaluation of the executive and based on the result of the evaluation, may terminate the executive's employment in accordance with the terms of the agreement. At January 1, 2002, the base salary for Mr. Bostian was $150,000. In addition to the base salary, the agreement provides for, among other things, participation in benefits provided uniformly to permanent full-time employees of the Bank. The agreement provides for termination by the Bank for cause at any time. In the event of the executive=s disability for a period of six months, the Bank may terminate the agreement, provided that the Bank will be obligated to pay the executive his base salary for the remaining term of the agreement, reduced by any benefits paid to the executive pursuant to any disability insurance policy or similar arrangement maintained by the Bank. In the event the Bank terminates the executive=s employment for reasons other than for cause or disability, or in the event of the executive=s resignation from the Bank upon (i) failure to re-elect the executive to his executive position, (ii) a relocation of his principal place of employment by more than 50 miles, (iii) liquidation or dissolution of the Bank or the Company, or (iv) a breach of the agreement by the Bank, the executive, or in the event of death, his beneficiary, would be entitled to severance pay in an amount equal to the pro-rated Base Salary for the remaining term of the agreement. The Bank would also continue the executive=s life, medical and dental coverage for the remaining term of the agreement. In the event the payments to the executive would include an Aexcess parachute payment@ as defined by Internal Revenue Code of 1986, as amended, Section 280G (relating to payments made in connection with a change in control), the payments would be reduced in order to avoid having an excess parachute payment. The employment agreement provides that, following termination of employment, the executive will not compete with the Bank for a period of one year, provided, however, that in the event of a termination in connection with a change in control within the meaning of Home Owners' Loan Act, as amended, and the rules and regulations thereunder, the noncompete provisions will not apply.

         Executive Supplemental Retirement Plan. In June 2001, the Bank adopted an Executive Supplemental Retirement Plan for six executives, including Messrs. Price, Teem and Maguire. The Executive Supplemental Retirement Plan is a non-qualified, unfunded deferred compensation plan evidenced by separate agreements for each executive. Although the Executive Supplemental Retirement Plan is unfunded, the Bank has purchased life insurance policies on each executive that are actuarially designed to offset the annual expenses associated with the plan and will, if the actuarial assumptions are accurate, offset all of the costs associated with the plan during the life of the executive, providing complete recovery of all plan costs upon the executive's death. The amount of an executive's benefit will be determined pursuant to the accrual of two accounts:
(i) a pre-retirement account and (ii) an index retirement benefit account. The pre-retirement account is a liability reserve account of the Bank and is increased or decreased each year by the aggregate annual after-tax income from specified life insurance contracts reduced by an "opportunity cost," which is calculated by taking into account the Bank's after-tax cost of funds. The index retirement benefit account is equal to the excess of the annual earnings of the insurance policies over the "opportunity cost." Upon retirement at age 65 (normal retirement) or prior to the normal retirement age, provided the executive has attained age 55 (early retirement), the balance in the executive's pre-retirement account will be paid in 156 monthly installments commencing within 30 days following the executive's retirement. In addition, upon normal or early retirement, the executive will receive an index retirement benefit annually until his death. Should the executive die prior to having received the entire amount of his pre-retirement account, the unpaid balance will be paid in a lump sum to his designated beneficiaries; however, no death benefit shall be payable under the Executive Supplemental Retirement Plan if the executive dies before March 20, 2003.

         Messrs. Price and Teem vest in their benefits under the plan at the rate of 20% per year of employment with the Bank. At the end of 2001, Mr. Teem was 100% vested in his accrued benefit and Mr. Price was 80% vested. Mr. Maguire will vest in his benefits under the plan at the rate of 10% per year times the number of years from the effective date of the executive agreement, to a maximum of 75%, prior to attaining age 60. Upon attainment of age 60, Mr. Maguire's vested percentage in his accounts will be 75%, and will increase by 5% for each subsequent year, until full vesting at age 65.

         In the event Mr. Price, Teem or Maguire becomes disabled prior to termination of employment and the executive's employment is terminated because of such disability, the executive will be entitled to receive the balance in his pre-retirement account payable in 156 monthly installments commencing 30 days following termination of service due to disability. In addition, the executive will receive the annual index retirement benefit until the executive's death. The benefits under the Executive Supplemental Retirement Plan are forfeitable by the executive if the executive's service is terminated by the Bank for cause. In the event of a change in control, the executive will be entitled to the benefits due upon attainment of early retirement, as if the executive had been continuously employed by the Bank until his early retirement date. At December 31, 2001, Messrs. Price, Teem and Maguire had $18,696, $14,159, and $4,389,
respectively, accrued to their pre-retirement accounts.

         Split Dollar Death Benefits. In conjunction with the adoption of the Executive Supplemental Retirement Plan, the Bank also adopted Endorsement Split Dollar Agreements with the six executives covered by the Executive Supplemental Retirement Plan. Under the Endorsement Split Dollar Agreements, if the executives die while employed by the Bank, their beneficiaries will be paid a death benefit equal to the net-at-risk insurance portion of the proceeds on certain life insurance policies purchased by the Bank on the executive's lives. If an executive dies after termination of employment with the Bank, the executive's beneficiary would receive a portion of the net-at-risk insurance proceeds equal to the amount of the net-at-risk insurance proceeds multiplied by the executive's vested percentage. Messrs. Price and Teem vest in their death benefits under the plan at the rate of 20% per year of employment with the Bank. At the end of 2001, Mr. Teem was 100% vested in his accrued benefit and Mr. Price was 80% vested. Mr. Maguire will vest in his benefits under the plan at the rate of 10% per year times the number of years from the effective date of the executive agreement, to a maximum of 75%, prior to attaining age 60. Upon attainment of age 60, Mr. Maguire's vested percentage in his accounts will be 75%, and will increase by 5% for each subsequent year, until full vesting at age
65. The net-at-risk insurance portion is the total proceeds less the cash value of the policy.

Compensation of Directors

         Fees. During the fiscal year ended December 31, 2001 nonemployee Directors of the Bank (except for Mr. Bostian) received a retainer fee of $12,000 ($15,600 for the Chairman), plus a fee of $300 per Board meeting attended, $400 per meeting for attendance at Executive Committee meetings and $300 per meeting for all other committee meetings. Beginning January 1, 2002, this fee schedule will apply to all directors except for the President and Chief Executive Officer.

         Deferred Compensation and Income Continuation Agreement. In May 1986 the Bank entered into nonqualified deferred compensation agreements ("DCA") for the benefit of certain Directors at that time, including Directors Hoyle, Rudisill, Fuller, and Massey. The DCAs provide each director with the opportunity to defer up to $20,000 of their usual compensation into the DCA. In the event of a director's termination of employment, amounts credited to his account under the DCA will be paid to him in 120 equal monthly installments beginning not later than the sixth month following the end of the Bank's year in which the director reaches age 70. In the event of death, amounts under the DCA will be paid to the director's designated beneficiaries. The DCA is an unfunded plan for tax purposes and for purposes of ERISA. All obligations arising under the DCA are payable from the general assets of the Bank. The Bank paid $24,624 during the fiscal year ended December 31, 2001 pursuant to the DCAs.

         Supplemental Executive Retirement Plan. In February 1992 the Bank entered into nonqualified supplemental retirement agreements ("SRA") for certain Directors at that time, including Directors Massey, Hoyle, Fuller, and Rudisill. The Bank entered into SRAs for Directors Beal and Matthews in October 2000. The SRAs provide for an annual benefit that ranges from $4,000 to $15,600. Monthly benefits are provided for designated beneficiaries of directors who die before or after age 70. Amounts not paid to the director, beneficiaries or spouse are paid to the estate of the director in a lump sum. Benefits under the SRA are forfeited if the director's service is terminated for cause. The SRA is considered an unfunded plan for tax and ERISA purposes. All obligations arising under the SRA are payable from the general assets of the Bank. During the fiscal year ended December 31, 2001, the Bank paid a total of $39,423 pursuant to the SRAs.

         Stock Benefit Plans. During the fiscal year ended September 30, 1999, the Bank adopted, and the Company's stockholders approved, the Gaston Federal Bank 1999 Stock Option Plan (the "Stock Option Plan"). Pursuant to the Stock Option Plan, options to purchase 7,000 shares were granted to all non-employee directors at that time, including Directors Hoyle, Rudisill, Beal, Fuller, Massey and Matthews, at an exercise price of $12.00 per share, the fair market value of the underlying shares on the date of the award. The term of the options is ten years from the date of grant, and the shares subject to awards will be adjusted in the event of any merger, consolidation, reorganization, recapitalization, stock dividend, stock split, combination or exchange of shares or other change in the corporate structure of the Company. The awards included an equal number of reload options ("Reload Options"), limited stock appreciation rights ("Limited Rights") and dividend equivalent rights ("Dividend Equivalent Rights"). A Limited Right gives the option holder the right, upon a change in control of the Company or the Bank, to receive the excess of the market value of the shares represented by the Limited Rights on the date exercised over the exercise price. The Limited Rights are subject to the same terms and conditions as the stock options. Payment upon exercise of a Limited Right will be in cash. The Dividend Equivalent Rights entitle the option holder to receive an amount of cash at the time that certain extraordinary dividends are declared equal to the amount of the extraordinary dividend multiplied by the number of options that the person holds. For these purposes, an extraordinary dividend is defined as any dividend where the rate of dividend exceeds the Bank's weighted average cost of funds on interest-bearing liabilities for the current and preceding three quarters. The Reload Options entitle the option holder, who has delivered shares that he or she owns as payment of the exercise price for option stock, to a new option to acquire additional shares equal in amount to the shares he or she has traded in. Reload Options may also be granted to replace option shares retained by the employer for payment of the option holder's withholding tax. The option price at which additional shares of stock can be purchased by the option holder through the exercise of a Reload Option is equal to the market value of the previously owned stock at the time it was surrendered. The option period during which the Reload Option may be exercised expires at the same time as that of the original option that the holder has exercised.

Executive Compensation

         The following table sets forth certain information as to the total remuneration paid to executive officers of the Company who earned over $100,000 in salary and bonuses during fiscal 2001.

                                 Annual Compensation                     Long-Term Compensation
                                                                  Awards                     Payouts
                                                             Other
                            Year                            Annual   Restricted Options/                 All Other
       Name and             Ended                         CompensatioStock         SARS       LTIP    Compensation
  Principal Position      12/31(1)   Salary(2)  Bonus(3)      (4)      Awards       (#)      Payouts        (5)

Kim S. Price               2001    $ 139,368   $ 34,000      --            --         --         --     $39,597(10)
President, Chief Executive 2000    $ 130,008   $ 25,000      --            --         --         --     $13,321
   Officer, and Director   1999    $ 120,000   $ 25,000      --      $120,000(6) 32,699(7)       --     $ 7,581

Paul L. Teem, Jr.          2001    $  90,192   $ 15,000      --            --         --         --     $28,755(10)
Executive Vice President,  2000    $  87,384   $ 12,000      --            --         --         --     $10,565
Secretary, and Chief Admin-1999    $  80,016   $ 10,000      --      $78,000(8)  15,208(7)       --     $14,689
istrative Officer

Michael R. Maguire         2001    $  88,032   $ 15,500      --            --         --         --     $12,842
Senior Vice President and  2000    $  85,296   $ 10,000      --            --         --         --     $ 9,427
Chief Credit Officer       1999    $  54,672   $  3,500      --            --    10,000(9)       --     $   820

_________________________
(1) Compensation for the years 1999 and 2000 reflects a fiscal year ending on September 30. In 2001, the Company changed the end of its fiscal year to December 31.
(2) Includes compensation deferred at the election of executives pursuant to the 401(k) Plan of the Bank.
(3) Includes bonuses deferred at the election of executives pursuant to the 401(k) Plan of the Bank.
(4) The Bank provides certain members of senior management with certain other personal benefits, the aggregate value of which did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for each officer. The value of such benefits is not included in this table.
(5) Includes employer contributions to the Bank's 401(k) Plan and Employee Stock Ownership Plan on behalf of the Executive.
(6) Includes 10,000 shares of Common Stock awarded pursuant to the Recognition Plan, which shares vested on April 19, 1999. The value is based on the last sale price of the Common Stock on the day prior to the award.
(7) Includes options awarded pursuant to the Stock Option Plan, which options vest in five equal annual installments commencing on April 19, 1999. The award included an equal number of Reload Options, Limited Rights and Dividend Equivalent Rights, the terms of which are described in "--Compensation of Directors--Stock Benefit Plans" and "Stock Option Plan."
(8) Includes 6,500 shares of Common Stock awarded pursuant to the Recognition and Retention Plan, which shares vested on April 19, 1999. The value is based on the last sale price of the Common Stock on the day prior to the award.
(9) Includes options awarded pursuant to the Stock Option Plan, which options vest in five equal annual installments commencing on May 24, 2000. The award included an equal number of Reload Options, Limited Right sand Dividend Equivalent Rights, the terms of which are described in "--Compensation of Directors--Stock Benefit Plans" and "Stock Option Plan."
(10) Includes the vested portion of the annual increase in the value of the Bank's 2001 Executive Supplemental Retirement Plan

Stock Option Plan

         The Board of Directors of the Company has established a stock option plan which provides discretionary awards to its officers and key employees. The grant of awards to employees under the stock option plan was determined by the Board of Directors. No options were granted during the year ended December 31, 2001 to the Named Executive Officers. Set forth below is certain information concerning options outstanding to the Named Executive Officers at December 31, 2001, and the options exercised by the Named Executive Officers during 2001.


               AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                          FISCAL YEAR-END OPTION VALUES
=========================================================================================================================

                                                                     Number of Unexercised      Value of Unexercised In-
                                                                           Options at             The-Money Options at
                              Shares Acquired         Value                 Year-End                  Year-End (1)
           Name                Upon Exercise        Realized
                                                                   Exercisable/Unexercisable   Exercisable/Unexercisable
                                                                              (#)                         ($)
Kim S. Price...............         --                 $--              19,619 / 13,080            $59,838 / $39,894
---------------------------  -----------------  -----------------  --------------------------  --------------------------
Paul L. Teem, Jr...........         --                 $--               9,125 / 6,083             $27,831 / $18,553
---------------------------  -----------------  -----------------  --------------------------  --------------------------
Michael R. Maguire.........         --                 $--               4,000 / 6,000              $8,200 / $12,300
===========================  =================  =================  ==========================  ==========================

_______________________________
(1) Equals the difference between the aggregate exercise price of such options and the aggregate fair market value of the shares of Common Stock that would be received upon exercise, assuming such exercise occurred on December 31, 2001, at which date the last trade price of the Common Stock as quoted on the Nasdaq National Market was $15.05.

Ownership Reports by Officers and Directors

         The Common Stock of the Company is registered with the SEC pursuant to
Section 12(g) of the Securities Exchange Act of 1934 (the "Exchange Act"). The officers and directors of the Company and beneficial owners of greater than 10% of the Company's Common Stock ("10% beneficial owners") are required to file reports on Forms 3, 4, and 5 with the SEC disclosing beneficial ownership and changes in beneficial ownership of the Common Stock. SEC rules require disclosure in the Company's Proxy Statement or Annual Report on Form 10-KSB of the failure of an officer, director, or 10% beneficial owner of the Company's Common Stock to file a Form 3, 4, or 5 on a timely basis. All of the Company's officers and directors filed these reports on a timely basis.

Transactions With Certain Related Persons

         Federal law and regulation generally requires that all loans or extensions of credit to executive officers and directors must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with the general public and must not involve more than the normal risk of repayment or present other unfavorable features. However, recent regulations now permit executive officers and directors to receive the same terms through benefit or compensation plans that are widely available to other employees, as long as the director or executive officer is not given preferential treatment compared to the other participating employees. Pursuant to such a program, the Bank has extended loans to Directors Hoyle, Matthews, and Price.

         Set forth below is certain information as to loans made by the Bank to certain of its directors and executive officers, or their affiliates, whose aggregate indebtedness to the Bank exceeded $60,000 at any time since January 1, 2001. Unless otherwise indicated, all of the loans are secured loans and all loans designated as residential loans are first mortgage loans secured by the borrower's principal place of residence.



                                                                     Original        Highest        Balance on     Interest Rate
                                                         Date          Loan          Balance         December       on December
  Name of Individual             Loan Type            Originated      Amount       During 2001       31, 2001        31, 2001
  ------------------             ---------            ----------      ------       -----------      ----------     -------------

Senator David W. Hoyle     Residential (refinance)       2/98       $ 191,200      $  161,842       $  149,648           5.75%
                           Residential (second home)     5/98       $ 500,000      $  430,507       $  400,312           6.00%
                           Home equity line of credit   12/96       $ 100,000      $   72,799       $   61,690        Prime + 1%
Eugene R. Matthews, II     Residential                   3/94       $ 148,000      $  126,155       $  119,246           5.75%
B. Frank Matthews, II(1)   Residential                   1/98       $ 232,000      $  200,943       $  186,821          5.875%
                           Residential                   4/98       $ 134,400      $  115,178       $  107,161          5.875%
Kim S. Price               Residential                   5/98       $ 375,000      $  293,797       $  288,992          5.875%

________________________________________
(1) Borrower is a former Director of the Bank and the father of Director Eugene R. Matthews, II.

         Other than as described above, all loans the principal balances of which exceeded $60,000 at any time during the fiscal year ended December 31, 2001, made by the Bank to executive officers, directors, immediate family members of executive officers and directors, or organizations with which executive officers and directors are affiliated, were made in the ordinary course of business, on substantially the same terms including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons.

--------------------------------------------------------------------------------
            PROPOSAL II--APPROVAL OF THE AMENDMENT OF THE CHARTER OF
               GASTON FEDERAL BANCORP, INC. TO CHANGE THE NAME TO
                       CITIZENS SOUTH BANKING CORPORATION.
--------------------------------------------------------------------------------

         Effective March 11, 2002, the Bank, which is the Company's wholly-owned subsidiary, changed its name from Gaston Federal Bank to Citizens South Bank. The Bank changed its name following the acquisition of Innes Street Financial Corporation and its wholly-owned subsidiary, Citizens Bank, Inc., which was completed on December 31, 2001. The Board of Directors of the Bank and the Company decided that adopting the name "Citizens South Bank" would better position the Bank as a full-service financial services organization serving regional markets. The purpose of changing the Company's name to Citizens South Banking Corporation is to link the entire organization under a common brand focused on providing a unique financial services experience. The vote of a majority of the shares outstanding and entitled to vote is necessary to approve the amendment to the Company's charter.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE AMENDMENT TO THE COMPANY'S CHARTER.

--------------------------------------------------------------------------------
              PROPOSAL III--RATIFICATION OF APPOINTMENT OF AUDITORS
--------------------------------------------------------------------------------

         The Board of Directors of the Company has approved the engagement of Cherry, Bekaert & Holland, L.L.P., to be the Company's auditors for 2002, subject to the ratification of the engagement by the Company's stockholders. At the Annual Meeting, stockholders will consider and vote on the ratification of the engagement of Cherry, Bekaert & Holland, L.L.P., for the year ending December 31, 2002. A representative of Cherry, Bekaert & Holland, L.L.P., is expected to attend the Annual Meeting to respond to appropriate questions and to make a statement if he so desires.

         In order to ratify the selection of Cherry, Bekaert & Holland, L.L.P., as the auditors for the 2002 fiscal year, the proposal must receive at least a majority of the votes cast, either in person or by proxy, in favor of such ratification. The Board of Directors recommends a vote "FOR" the ratification of Cherry, Bekaert & Holland, L.L.P., as auditors for the 2002 fiscal year.

--------------------------------------------------------------------------------
                              STOCKHOLDER PROPOSALS
--------------------------------------------------------------------------------

         In order to be eligible for inclusion in the proxy materials for next year's Annual Meeting of Stockholders, any stockholder proposal to take action at such meeting must be received at the Company's executive office, 245 West Main Avenue, P.O. Box 2249, Gastonia, North Carolina 28053-2249, no later than December 4, 2002. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Exchange Act.

         Under the Company's Bylaws, certain procedures are provided which a stockholder must follow to nominate persons for election as directors or to introduce an item of business at an annual meeting of stockholders. These procedures provide, generally, that stockholders desiring to make nominations for directors, or to bring a proper subject of business before the meeting, must do so by a written notice timely received (generally not later than five days in advance of such meeting, subject to certain exceptions) by the Secretary of the Company.

--------------------------------------------------------------------------------
                                  OTHER MATTERS
--------------------------------------------------------------------------------

         The Board of Directors is not aware of any business to come before the Annual Meeting other than the matters described above in the Proxy Statement. However, if any matters should properly come before the Annual Meeting, it is intended that holders of the proxies will act as directed by a majority of the Board of Directors, except for matters related to the conduct of the Annual Meeting, as to which they shall act in accordance with their best judgment.

--------------------------------------------------------------------------------
                                  MISCELLANEOUS
--------------------------------------------------------------------------------

         The cost of solicitation of proxies will be borne by the Company. The Company will reimburse brokerage firms and other custodians, nominees, and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of Common Stock. In addition to solicitations by mail, directors, officers, and regular employees of the Company may solicit proxies personally or by telegraph or telephone without additional compensation.

         A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-KSB FOR THE FISCAL YEAR ENDED DECEMBER 31, 2001, WILL BE FURNISHED WITHOUT CHARGE TO STOCKHOLDERS AS OF THE RECORD DATE UPON WRITTEN OR TELEPHONIC REQUEST TO PAUL L. TEEM, JR., EXECUTIVE VICE PRESIDENT, SECRETARY, AND CHIEF ADMINISTRATIVE OFFICER, 245 WEST MAIN AVENUE, P.O. BOX 2249, GASTONIA, NORTH CAROLINA 28053-2249, OR CALL (704) 868-5200.

                                              BY ORDER OF THE BOARD OF DIRECTORS


                                              /s/ Paul L. Teem, Jr.

                                              Paul L. Teem, Jr.
Gastonia, North Carolina                      Secretary
April 12, 2002

                                 REVOCABLE PROXY

                          GASTON FEDERAL BANCORP, INC.
                         ANNUAL MEETING OF STOCKHOLDERS
                                  May 13, 2002

         The undersigned hereby appoints the official proxy committee consisting of the Board of Directors with full powers of substitution to act as attorneys and proxies for the undersigned to vote all shares of Common Stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Stockholders ("Annual Meeting") to be held at The City Club of Gastonia at 532 South New Hope Road, Gastonia, North Carolina 20854-4098 on May 13, 2002, at 4:30 p.m. Eastern Daylight Time. The official proxy committee is authorized to cast all votes to which the undersigned is entitled as follows:


                                                                     VOTE
                                                 FOR               WITHHELD
                                                 ---               --------
                                             (except as
                                            marked to the
                                            contrary below)

1.    The election as Directors of               |_|                 |_|
      Martha B. Beal, James J. Fuller
      and Charles D. Massey each to
      serve for a three-year term, and
      Ronald E. Bostian to serve a
      two-year term.


INSTRUCTION:  To withhold your vote for
one or more nominees, write the name of
the nominee(s) on the line(s) below.

------------------------------

------------------------------

                                                       FOR    AGAINST    ABSTAIN
                                                       ---    -------    -------
2.    The approval of an amendment to the Company's
      Charter to change the name of the Company to     |_|       |_|        |_|
      Citizens South Banking Corporation.

3.    The ratification of Cherry, Bekaert & Holland,
      L.L.P. as the Company's independent auditors for |_|       |_|        |_|
      the fiscal year ending December 31, 2002.



  The Board of Directors recommends a vote "FOR" each of the listed proposals.

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR EACH OF THE PROPOSITIONS STATED ABOVE. IF ANY OTHER BUSINESS IS PRESENTED AT SUCH ANNUAL MEETING, THIS PROXY WILL BE VOTED AS DIRECTED BY A MAJORITY OF THE BOARD OF DIRECTORS. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE ANNUAL MEETING.

--------------------------------------------------------------------------------

                THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS


Should the undersigned be present and elect to vote at the Annual Meeting or at any adjournment thereof and after notification to the Secretary of the Company at the Annual Meeting of the stockholder's decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force and effect. This proxy may also be revoked by sending written notice to the Secretary of the Company at the address set forth on the Notice of Annual Meeting of Stockholders, or by the filing of a later proxy prior to a vote being taken on a particular proposal at the Annual Meeting.

The undersigned acknowledges receipt from the Company prior to the execution of this proxy of notice of the Annual Meeting, a proxy statement dated April 12, 2002, and audited financial statements.


Dated: _________________________              ---  Check Box if You Plan
                                              ---  to Attend Annual Meeting


_______________________________               __________________________________
PRINT NAME OF STOCKHOLDER                     PRINT NAME OF STOCKHOLDER


_______________________________               __________________________________
SIGNATURE OF STOCKHOLDER                      SIGNATURE OF STOCKHOLDER


Please sign exactly as your name appears on this card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title.



--------------------------------------------------------------------------------

           Please complete and date this proxy and return it promptly in the enclosed postage-prepaid envelope.

--------------------------------------------------------------------------------